Exhibit 10.1

SEPARATION AND Release Agreement

I, Richard King, understand that my employment with Spruce Biosciences, Inc. (the “Company”) will terminate effective as of November 15, 2021 (the “Separation Date”).  As of the Separation Date, I hereby irrevocably resign as Chief Executive Officer and a director of the Company and from any other officer and director positions I may hold with the Company and any of its subsidiaries.  During the period between the Separation Date and December 31, 2021, I will cooperate with the Company to transition my duties and responsibilities and to provide other strategic advice as reasonably requested by the Company from time to time.

The Company has agreed that in exchange for my promises and obligations set forth in this Separation and Release Agreement (the “Agreement”), my employment termination will be considered a “Regular Termination” as set forth in and under the terms and conditions of the Spruce Biosciences, Inc. Severance and Change in Control Plan, dated September 9, 2020, and the signed Participation Agreement between the Company and me in connection therewith (collectively, the “Severance Plan”), copies of which are attached hereto as Annex I and the terms of which are expressly incorporated by reference herein.  Accordingly, if I timely sign and return to the Company this fully executed Agreement, allow it to become effective, and fully comply with my obligations hereunder and under the Severance Plan, then subject to the terms and conditions of the Severance Plan, the Company will provide me with the applicable severance benefits set forth in the Severance Plan (i.e., 12 months of my base salary rate of $500,000 per year (the “Cash Severance”) and COBRA premiums, each as described and under the terms of the Severance Plan, provided that notwithstanding the provisions of the Severance Plan, the Cash Severance shall be payable in a single lump sum payment on January 1, 2022), and as an additional benefit, the Company also will extend until June 30, 2023 the period of time in which I may exercise my Company stock options that are vested as of the Separation Date. Except as expressly set forth herein, any options or other equity awards granted to me by the Company will continue to be governed by the applicable equity incentive plans and applicable grant documents.

In consideration for the benefits I am receiving under the Severance Plan and this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors, and affiliates, and each of their respective current and former directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I understand that the following claims are not included in my release: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement; under the charter and bylaws of the Company; or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I may have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and that the consideration for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I should consult with an attorney prior to signing this Agreement (although I may choose voluntarily not do so); (c) I have 21 days to consider this Agreement (although I may choose voluntarily to sign it earlier); (d) I have seven days following the date I sign this Agreement to revoke it by providing written notice to the Board of Directors; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this release.

I expressly acknowledge and agree that the benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of the Company to provide me with any benefits, compensation or severance in connection with my employment termination, including without limitation under the Severance Plan, my employment agreement with the Company dated October 1, 2019, and any other agreement, plan or policy applicable to me.  I further acknowledge that, other than the severance benefits that will be provided to me as described in this Agreement upon the effectiveness of this release, among other required conditions, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.  I hereby further represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge my continuing obligations under my CIIA as well as my obligations to return all Company Property, as those terms are defined in, and as set forth in, the Severance Plan, as well as my other obligations and duties under the Severance Plan.

I hereby agree not to disparage the Company or any of its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations or personal reputations, and the Company hereby agrees to direct its executive officers and directors not to disparage me in any manner likely to be harmful to my business reputation or personal reputation; provided that any party may respond accurately and fully to any question, inquiry or request for information when required by the legal process or in connection with a government investigation. In addition, nothing in this Agreement is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

This Agreement, together with the Severance Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein, and this Agreement supersedes any such promises or representations.  This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.  If any provision of this Agreement or the Severance Plan is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement or the Severance Plan and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

I acknowledge that to become effective, I must sign and return this Agreement to the Company so that it is received not later than 21 days following the date it is provided to me.

Richard King /s/ Richard King (Signature) Date: November 15, 2021_______

Spruce Biosciences, Inc.

/s/ Michael Grey

By: Michael Grey, Executive Chairman of the Board

Date: November 15, 2021

Annex I

SEVERANCE AND CHANGE OF CONTROL PLAN

AND PARTICIPATION AGREEMENT